                                                                     EXHIBIT 4.2


               CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
                            AND CONSULTING AGREEMENT


         CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND CONSULTING AGREEMENT dated March 23, 2005 ("AGREEMENT") by and between, Pacific Ethanol, Inc., a Delaware corporation (the "COMPANY") and Philip B. Kart (the "CONSULTANT").

                                    RECITALS

         WHEREAS, Accessity Corp., an New York corporation ("ACCESSITY") has entered into a Share Exchange Agreement (the "SHARE EXCHANGE AGREEMENT") by and among Accessity; Pacific Ethanol, Inc., a California corporation ("PEI"); Kinergy Marketing, LLC, an Oregon limited liability company ("KINERGY"); ReEnergy, LLC, a California limited liability company ("REENERGY," and together with PEI and Kinergy, the "ACQUIRED COMPANIES"); each of the shareholders of PEI (collectively, the "PEI SHAREHOLDERS"); each of the holders of options or warrants to acquire shares of common stock of PEI (collectively, the "PEI WARRANTHOLDERS"); each of the limited liability company members of Kinergy identified on the signature pages hereof (collectively, the "KINERGY Members"); each of the limited liability company members of ReEnergy identified on the signature pages hereof (collectively, the "REENERGY MEMBERS"); and

         WHEREAS, immediately prior to the closing of the Share Exchange Agreement, Accessity will merge with and into the Company; and

         WHEREAS, the Consultant, pursuant to the Share Exchange Agreement, is resigning from Accessity and the Company and relinquishing certain rights to receive cash and benefits pursuant to his employment agreement with Accessity; and whereas, the Consultant has the ability and background to effectively compete in this area subsequent to his resignation, having spent extensive time, encompassing more than 10 years, in the agricultural and corn industry which provides the basic feedstock for ethanol and nearly all ethanol businesses are currently owned by agricultural companies, and the Consultant has held executive positions in agricultural corn companies that grew through acquisition with Consultant as a key financial officer engaged in the acquisition and operational control of such companies, having direct access to both equity and bank lending sources, and has retained those contacts, and the Company has defined a key strategy to acquire ethanol businesses from agricultural and other entities; and

         WHEREAS, the Company is a defendant in a certain law suit which have been brought by Gerald M. Zutler in connection with Mr. Zutler's previous employment with Accessity (the "ZUTLER ACTION") and the events that occurred during Consultant's period of employment with Accessity and of which the Consultant has certain direct knowledge; and

         WHEREAS, Accessity has filed suit against Mercator Group LLC, Global Taurus LLC, et al, for in excess of $100 million (the "MERCATOR ACTION") related to a transaction that was contemplated by Accessity during the period of the Consultant's employment with Accessity with the Consultant holding unique knowledge that may be key to the successful prosecution of this suit; and

         WHEREAS, the Company and the Consultant desire to enter into this Agreement under which the Consultant will provide consulting services and cooperation in connection with the Zutler Action and Mercator Action and any other related litigation or disputes that may subsequently be brought arising out of events that occurred during the period that the Consultant was employed by Accessity; and

         WHEREAS, the Consultant has many years of experience as chief financial officer of a public company and by using this experience can assist in the transition of the new management following the closing of the Share Exchange Agreement by assisting with review and advice regarding press releases, discussions with the new senior management regarding Nasdaq listing matters, advice for structuring financings and fund raising issues, broker communications and investor relations matters, transition and information related to the Company's 401(k) pension plan and related procedures, issues and problems which have occurred, information regarding the transferred account balances and details related thereto, information and advice related to disclosure requirements of the Securities Exchange Commission ("SEC"), Accessity's prior SEC filings as required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and advice regarding cash management and investments including the strategies regarding the current invested funds; and

         WHEREAS, the Company wishes to protect the confidential information of the Company and to protect against the Consultant's skills, knowledge, experience, ideas and influence being used for the benefit of a competitor of the Company. Consultant is willing to enter into an agreement to provide such protection to the Company upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows.

1.       CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.

                  (a) Consultant acknowledges that: the business of acquiring manufacturing, distributing, reselling and brokering Ethanol and/or other alternative fuels (the "BUSINESS") is intensely competitive and Consultant's former and current position with Accessity and the Company has exposed the Consultant to knowledge of confidential information of the Company; the direct and indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's Business; and the engaging by Consultant in any of the activities prohibited by this Agreement may constitute improper appropriation and/or use of such information and trade secrets. Consultant expressly acknowledges the trade secret status of the confidential information and that the confidential information constitutes a protectable business interest of the Company. Confidential information and trade secrets include, but are not limited to, customer and client lists, price lists, marketing and sales strategies and procedures, operational and equipment techniques, business plans and systems, quality control procedures and systems, special projects and technological research, including projects, research and reports for any entity or client or any project, research, report or the like concerning sales or manufacturing or new technology, employee compensation plans and any other information relating thereto, and any other records, files, drawings, inventions, discoveries, applications or processes which are not in the public domain (all the foregoing shall be referred to herein as the "CONFIDENTIAL INFORMATION").

                  (b) For purposes of this Agreement, the term "COMPANY" shall be construed to include the Company and its current and future subsidiaries and affiliates engaged in the Business.

                  (c) From and after the Closing of the Share Exchange Agreement (the "EFFECTIVE TIME"), Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the confidential information of the Company other than in the proper performance of the duties contemplated thereafter, or as required by a court of competent jurisdiction or other administrative or legislative body; PROVIDED THAT, prior to disclosing any of the confidential information to a court or other administrative or legislative body, Consultant shall promptly notify the Company so that it may seek a protective order or other appropriate remedy. Consultant agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his engagement for any reason.

                  (d) From the Effective Time until the fifth anniversary of the Effective Time (the "NON-COMPETITION Period"), Consultant shall not engage in Competition (as defined below) with the Company. For purposes of this Agreement, "COMPETITION" by Consultant shall mean Consultant's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which is engaged in the same business as the Business of the Company as the same shall be constituted at any time on the date hereof; PROVIDED THAT, it shall not be a violation of this Agreement for Consultant to
(i) become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of a competing corporation registered under the Exchange Act, or (ii) be employed by an entity that engages in the same business as the Business of the Company at the date of acquisition, so long as Consultant does not directly perform services for or work within a division or business unit of such entity that engages in such business.

                  (e) Without limiting the generality of the foregoing, during the Non-Competition Period, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                           (i) solicit from any customer doing business with the
Company business of the same or of a similar nature to the Business conducted between the Company and such customer;

                           (ii) solicit the employment or services of any person
who during the Non-competition Period is employed by or a consultant to the Company; or

                           (iii) make any statements or comments of a defamatory
or disparaging nature to third parties regarding the Company or its officers, directors, personnel, products or services.

                  (f) Consultant acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Share Exchange Agreement, that Consultant's agreement to the terms set forth herein are a critical inducement to the entering into the Share Exchange Agreement by the parties thereto, that the disclosure of the Confidential Information by the Consultant and/or breach of the non-solicitation restrictions listed above are of a special and unique character, which gives this Agreement a particular value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach by the Consultant of any of the provisions contained herein will cause the Company irreparable injury. Consultant therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Consultant from any such violation.

                  (g) Consultant further acknowledges and agrees that due to the uniqueness of the Confidential Information the Consultant will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Agreement is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Agreement as so modified.

         2. CONSULTING DUTIES. For of period of five (5) years from the Effective Time, the Consultant agrees as follows:

                  (a) In consideration for the compensation provided for in
Section 3 hereof, the Consultant shall provide all reasonable and necessary assistance and cooperation to the Company's legal counsel and other retained professionals (the "SERVICES") with respect to the Zutler Action, and the Mercator Action (the "PROCEEDINGS"). The Consultant shall make himself available, at times and places reasonably convenient for the Consultant and the Company's counsel, for depositions, interviews, preparation and review of affidavits, interrogatories and discovery materials, investigative assistance, and all such other matters as shall be necessary or in the opinion of counsel to the Company useful to the Company in connection with the Proceedings. The Consultant shall provide the services described herein in a good faith and professional manner consistent with the role of an executive officer which the Consultant held while an employee of the Company.

                  (b) In consideration for the compensation provided for in
Section 3 hereof, the Consultant shall provide consultation and advisory services (the "CONSULTING SERVICES") to the Company, which shall consist of his personal advice and counsel to the Company regarding (a) the transition of Accessity to new management and to a new ownership structure following the Effective Time, (b) related post-closing long-range planning, strategic direction and integration and rationalization processes, (c) by using his experience and background, assisting in the transition of the new management following the Effective Time by assisting with review and advice regarding press releases, discussions with the new senior management regarding Nasdaq listing matters, advice for structuring financings and fund raising issues, broker communications and investor relations matters, transition and information related to the Company's 401(k) pension plan and related procedures, issues and problems which have occurred, information regarding the transferred account balances and details related thereto, information and advice related to SEC disclosure requirements, Accessity's prior SEC filings as required under the Exchange Act and advice regarding cash management and investments including the strategies regarding the current invested funds; and other matters related to the Company's business, the Consultant shall provide Consulting Services as may be reasonably requested by the Company's Board of Directors or Chief Executive Officer (or his designee) from time to time and at mutually agreeable times. Consulting Services may be provided in person, telephonically, electronically or by correspondence, to the extent appropriate under the circumstances. Subject to the provisions of Sections 1 and 2 hereof, the Consultant will be free to spend such portions of the Consultant's time, energy and skill in such manner and with such persons as he sees fit. Notwithstanding anything to the contrary, the Consulting Services are to be solely advisory and it is not the intention of the parties that the Consultant will provide management or day-to-day operational duties under the terms of this Agreement.

         3. COMPENSATION.

                  (a) The Consultant and the Company agree that in exchange for the: (i) Services, (ii) the Consulting Services, and (iii) the confidentiality and non-competition covenants set forth in Section 1 herein, the Company agrees to deliver 200,000 shares of the Company's common stock, par value $.001 per share, within three (3) business days after the date of this Agreement. Such shares will be registered under the Securities Act of 1933, as amended, on a Form S-8 that will be filed with the SEC as soon as practicable after the date hereof.

                  (b) In addition to the consideration provided by the Consultant above, the Company and the Consultant hereby agree as follows: (i) to terminate the Employment Agreement dated February 22, 2002 and amended on November 15, 2002 and March 3, 2005 (the "EMPLOYMENT AGREEMENT") between Accessity and the Consultant effective at the Effective Time, and (b) the Consultant hereby waives any and all rights and benefits contained in the Employment Agreement, including without limitation those benefits set forth in
Section 23 of the Employment Agreement relating to benefits payable to the Consultant following a Change in Control of Accessity, as that term is defined in the Employment Agreement.

                  (c) The Consultant shall be reimbursed for all reasonable out of pocket expenses incurred in the course of fulfilling his duties under this Agreement.

         4. RESIGNATION. Effective the Effective Time, the Consultant shall resign all positions with the Company, Accessity, DriverShield CRM, Inc. and Sentaur Corp.

         5. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified nor may any of its provisions be waived, except by an agreement in writing, signed by the parties hereto.

         6. WAIVER. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

         7. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         8. NOTICES. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows.

         If to the Company:                 Pacific Ethanol, Inc.
                                            5711 N. West Avenue
                                            Fresno, CA  93711
         with a copy to:                    Rutan & Tucker, LLP
                                            611 Anton Boulevard, 14th Floor
                                            Costa Mesa, CA 92626
                                            Attn:  Larry A. Cerutti, Esq.

         If to Consultant:                  Philip Kart

                                            ----------------------------

                                            ----------------------------

         with a copy to:                    Lawrence A. Muenz, Esq.
                                            Meritz & Muenz LLP
                                            2021 O Street, NW
                                            Washington, DC 20036

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

         10. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. 11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

PACIFIC ETHANOL, INC.                         CONSULTANT


By: Barry Siegel                           By:/s/ Philip Kart
   ------------------------------------       ----------------------------------


Name: Barry Siegel                         Name: Philip Kart
     ----------------------------------         --------------------------------


Title: President
      ---------------------------------


Date: March 23, 2005                       Date: March 23, 2005
     ----------------------------------         --------------------------------